   Exhibit 99.1

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

March 29, 2019

The Board of Directors

MedEquities Realty Trust, Inc.

3100 West End Avenue, Suite 1000

Nashville, Tennessee 37203

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated January 1, 2019, to the Board of Directors of MedEquities Realty Trust, Inc. (“MedEquities”) as Annex B to, and reference to such opinion letter under the headings “Summary—Opinion of MedEquities’ Financial Advisor” and “The Merger—Opinion of MedEquities’ Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving Omega Healthcare Investors, Inc. (“Omega”) and MedEquities, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4, as amended, of Omega (the “Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Registration Statement) or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.